Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

(206) 777-8246 Contact: Cathy Cooper

Monday, December 29, 2008

FOR IMMEDIATE RELEASE

WASHINGTON FEDERAL ANNOUNCES NET INCOME GUIDANCE

AT $.22 PER SHARE FOR THE FIRST QUARTER OF FISCAL 2009.

SEATTLE, WASHINGTON – On December 22, 2008, Washington Federal announced a decrease in its quarterly cash dividend from 21 cents per share to 5 cents per share. In this release, the Company stated that due to continued deterioration in the general economy and the housing market specifically, it expects to record a provision for loan losses of approximately $35 million and believes that total non-performing assets will be approximately $300 million or 2.43% of total assets for the quarter ending December 31, 2008.

The release restated Washington Federal’s philosophy of managing the dividend payout ratio to 50% of earnings or less in the long term. This statement should not be interpreted to mean that earnings for the first fiscal quarter ending December 31, 2008 will be $.10 per share. At this point, we estimate earnings available to common shareholders for the quarter will be approximately $20 million or $.22 per share, as our net interest margin continues to improve, partially offsetting higher credit costs.

After the quarterly results are recorded, all of Washington Federal Savings’ capital measures will remain significantly above industry standards and regulatory guidelines. The Company’s Tangible Capital Ratio will be approximately 11.1% at December 31, 2008, more than double the 5.0% requirement to be viewed as “well capitalized” by the Office of Thrift Supervision.

Chairman, President & CEO Roy M. Whitehead stated that, “Washington Federal is well positioned to weather the current downturn and take advantage of what likely will be unprecedented opportunities thereafter. Nonetheless, given the seriousness of the current economic contraction, it seems only prudent to do what virtually every household in America is doing right now, and that is to trim discretionary outflows and conserve resources. The dividend reduction will retain more capital within the company, where it will still accrue to the benefit of shareholders and provide added insurance that management will have the resources necessary to deliver good returns to shareholders well into the future.

One of our fundamental corporate values is financial conservatism, by which we mean that financial decisions will be made with the long-term view, even when short-term consequences are painful. We’re as disappointed as anyone in the dividend reduction, but given the financial landscape, management and the board felt it was important to act decisively. The board will review the dividend quarterly and will consider an increase when there is more clarity and confidence in future business conditions.”

Washington Federal Savings operates 149 offices in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established in 1917, the Company provides residential real estate loans, commercial real estate financing, consumer deposit accounts and business banking. The Company reported $11.8 billion in assets, $7.2 billion in deposits and $1.3 billion in stockholders’ equity as of September 30, 2008.

Important Cautionary Statements

Washington Federal will report its full fourth quarter results during the week of January 19, 2009. The Company expects market conditions to remain volatile during the remaining days of December and therefore actual fourth quarter results could differ materially from the first quarter outlook provided above.

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2008 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

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